Exhibit 10.60

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Level 1 Executives

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), effective                         , is between THE CLOROX COMPANY, a Delaware corporation (the “Company”), and                              (the “Executive”).

RECITAL

The Company and the Executive want to enter into a written agreement concerning the terms of the Executive’s employment with the Company and the terms of the termination of that employment.

TERMS OF AGREEMENT

1. Term of Employment.

(a) Basic Term. The term of this Agreement shall commence on the Executive’s first day of employment with the Company as a Level 1 Executive (the “Effective Date”) and end upon the earliest of (such ending date, the “Date of Termination”) (i) the second anniversary thereof (the “Term Date”), as, and to the extent, extended under Section 1(b), (ii) the date upon which the Executive’s employment is terminated in accordance with Section 4, and (iii) the first day of the month following the Executive’s 65th birthday.

(b) Extension of Term. Subject to Section 1(a)(iii) and to Section 4, the Term Date will be automatically extended from the inception of this Agreement until the Company gives the Executive written notice that automatic extension has ceased and that this Agreement is to be terminated on the Term Date as extended to that point. The Company’s right not to extend the Agreement shall be with or without Cause (as defined in Section 4(c) below), and the Company’s exercise of its right not to extend the Agreement will not necessarily terminate the Executive’s employment with the Company.

(c) Certain Definitions.

(i) The “Average Annual Bonus” shall mean the average annual incentive bonus that the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”), provided that the First Year Bonus Target, shall be used in the average computation for any year in which the Executive was not eligible to participate in the AIP Plan and /or the EIC Plan for the full fiscal year.

(ii) “Bonus Target” means the annual bonus that the Executive would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved. The Bonus Target shall be reviewed periodically for increase or decrease in accordance with the Company’s regular practice for setting targets for “Executive Officers” ( i.e., the Executive and the other members of the Management Executive Committee). Thereafter, “Bonus Target” shall mean such bonus target as so increased or decreased from time to time.

(iii) “First Year Bonus Target” means the Executive’s Bonus Target as of June 30 for the first fiscal year in which he was eligible to participate in the AIP Plan and/or the EIC Plan.

2. Position, Duties, Responsibilities.

(a) Position. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company subject to the terms and conditions of this Agreement. The Executive shall devote his best efforts and the equivalent of full time employment to the performance of the services customarily incident to the Executive’s current office and to such other services as may be reasonably requested by the Board. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services and of the place(s) at which such services are to be rendered.

(b) Other Activities. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal hours to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, provided that with respect to any corporate board, such service has been pre-approved by the CEO, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

3. Salary; Incentive Compensation; Benefits; Expenses.

(a) Salary. In consideration of the services to be rendered hereunder, including, without limitation, services to any affiliate of the Company (an “Affiliated Company”), the Executive shall be paid an annual base salary (“Annual Base Salary”), payable at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. The Annual Base Salary shall be reviewed periodically for increase (or decrease to the extent permitted hereunder) in accordance with the Company’s regular administrative practice for adjusting salaries of Executive Officers (the Chairman of the Board, the CEO, the President and other members of the Management Executive Committee). Thereafter, “Annual Base Salary” shall mean such annual base salary rate as so increased (or decreased) from time to time. The Company may reduce the Executive’s Annual Base Salary only if the annual base salaries of all other Executive Officers of the Company are at the same time being similarly reduced and if the percentage of reduction of the Executive’s Annual Base Salary does not exceed that of any other Executive Officer.

(b) Annual Incentive Plan; Executive Incentive Compensation Plan; Long Term Compensation Program. As of the Effective Date, the Executive shall be entitled to participate in the Company’s AIP Plan, the EIC Plan and Stock-Based Long-Term Compensation Program (the “LTC Program”), or any successors thereto, in accordance with the Company’s practice for administering the AIP Plan, the EIC Plan and the LTC Program with respect to Executive Officers, unless the Company suspends or terminates one or more of the AIP Plan, the EIC Plan or the LTC Program. For purposes of this Agreement, “LTC Program” encompasses Stock-Based Awards made to the Executive under the 2005 Stock Incentive Plan or any subsequent stock-based incentive compensation plan.

(c) Benefits. As he becomes eligible therefor, the Company shall provide the Executive, his spouse and eligible dependents with the right to participate in and to receive benefits from all present and future welfare benefit plans, practices, policies and programs (including without limitation, medical, prescription drugs, dental, disability, salary continuance, severance pay, employee life, group life, accidental death and travel accident insurance plans and programs), all incentive savings and retirement plans, practices and programs, including without limitation the Supplemental Executive Retirement Plan (the “SERP”), and all similar benefits, made available generally to Executive Officers of the Company. The Executive shall be entitled to annual vacation as determined in accordance with Company policy, which shall be taken with the prior approval of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by each specific benefit plan, as it may be amended from time to time. The Executive shall also be entitled to the death and disability benefits described in Section 4. The Company may suspend or terminate any benefit plan described in this Section 3(c).

(d) Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement.

(e) Change in Control. The Company and the Executive have entered into an Amended and Restated Change in Control Agreement governing the terms and conditions related to a Change in Control of the Company.

4. Termination of Employment.

(a) By Death. The Executive’s employment shall terminate automatically upon his death. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, the salary to which he is entitled pursuant to Section 3(a), any accrued vacation due the Executive, through the end of the month in which death occurs and any prior completed fiscal year’s earned and unpaid annual incentive bonus. The Company shall also pay the Executive’s beneficiaries or estate, as appropriate, in lieu of any AIP and EIC Plan award under Section 3(b), a pro rata portion (through the date of death) of the Executive’s Bonus Target for the fiscal year of his death. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Payments owed pursuant to this Section 4(a)

shall be made in a lump sum payment as soon as administratively practicable but, in any event, within ninety (90) days following the date of such termination. Except as otherwise specifically provided under this Agreement, after the payments called for in this Section 4(a) are made, the Company’s obligations hereunder shall terminate. This Section shall not affect entitlement of the Executive’s estate or beneficiaries to death benefits under any benefit plan of the Company.

(b) By Disability. Should the Executive become Disabled, the Executive’s employment may terminate at the Company’s option. As used in this Section 4(b), “Disabled” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If the Company so elects, the Company shall pay the salary to which the Executive is entitled pursuant to Section 3(a) through the Date of Termination, and in lieu of any AIP and EIC Plan award under Section 3(b) for the fiscal year in which termination occurs, the Company shall pay the Executive a pro rata portion (through the Date of Termination) of the Executive’s Bonus Target for the fiscal year of the termination. The Company shall also pay the Executive any accrued vacation through the Date of Termination and any prior completed fiscal year’s earned and unpaid annual incentive bonus. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Payments owed pursuant to this Section 4(b) (other than payment of a pro rata bonus, if any) shall be made in a lump sum payment as soon as administratively practicable but, in any event, within ninety (90) days following the date of such termination. If the Company elects to pay a pro rata portion (through the Date of Termination) of the Executive’s Bonus Target for the fiscal year of the termination, such award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to then employed executives. Thereafter the Company’s obligations hereunder shall terminate.

(c) By Company For Cause. The Company may terminate the Executive’s employment for Cause (as defined below in this Section 4(c)) at any time. The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the Date of Termination, and thereafter the Company’s obligations hereunder shall terminate. The Executive shall not be entitled to any unpaid AIP Plan and EIC Plan award pursuant to Section 3(b) for the fiscal year in which termination occurs. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Termination shall be for Cause if:

(i) the Executive willfully neglects significant duties he is required to perform or willfully violates a material Company policy, and, after being warned in writing, continues to neglect such duties or continues to violate such specified Company policy;

(ii) the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

(iii) the Executive acts (or omits to act) with gross negligence in the course of employment;

(iv) the Executive fails to obey a lawful direction of the Board of Directors; or

(v) the Executive acts in any other manner inconsistent with the Company’s best interests and values.

(d) By the Executive or the Company At Will.

(i) Termination by the Company. The Company may, at any time, terminate the Executive’s employment without Cause. If the Company terminates the Executive’s employment prior to the Term Date, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability. The Executive hereby agrees that the Company may terminate his employment under this Section 4(d)(i) without regard (A) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (B) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive’s relationship with the Company. Nothing in this Section 4(d)(i) shall prevent the Company from exercising its right under Section 4(c) to terminate the Executive’s employment for Cause, and such a termination (regardless of when made) shall not give rise to damages under Section 6.

(ii) Termination by the Executive. Except in the case of Retirement as provided in Section 4(d)(iii), the Executive may, upon giving at least 10 business days’ written notice to the Company, terminate his employment, without liability, for any reason. If the Executive terminates his employment pursuant to this Section 4(d)(ii), the Company shall pay the Executive the salary and accrued vacation to which he is entitled pursuant to Section 3(a) through the end of the 10 business days notice period. All other equity and other LTC Program awards shall be governed by the applicable terms of award under which they were granted. Thereafter the Company’s obligations hereunder shall terminate. The Executive shall not be entitled to any AIP and EIC Plan award pursuant to Section 3(b) for the fiscal year in which he terminates his employment under this Section 4(d)(ii).

(iii) Termination Due to Executive’s Retirement. If the Executive is eligible to begin receiving benefits pursuant to the SERP, then upon giving at least three month’s written notice to the Company of his election to do so, the Executive may terminate his employment and begin receiving SERP benefits. Such a termination constitutes “Retirement” for purposes of this Agreement. Upon the Executive’s Retirement, the Company shall pay the Executive the salary and accrued vacation to which he is entitled pursuant to Section 3(a) and 3(e) through the last day of his employment. The Executive also shall receive any prior completed fiscal year’s earned and unpaid annual incentive bonus. In addition, the Executive shall be entitled to receive a pro rata portion calculated upon the portion of the fiscal year during which the Executive was employed of the Executive’s AIP and/or EIC Plan award for the fiscal year of his Retirement. The award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to employed Executives; provided, however, that if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination, such payments shall be made in accordance with Section 4(f) below.

The award will be a percentage of the Executive’s Bonus Target award for that fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix. The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%.

(e) Termination Obligations.

(i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information (as defined in Section 5(a) below). Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.

(ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company, and will execute a letter of resignation if requested.

(iii) The Executive’s obligations under Sections 4(e), 5, 7 and 14 shall survive termination of the Executive’s employment and the expiration of this Agreement.

(f) Specified Employee. Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination and:

(i) all payments specified in Section 4(c), Section 4(d)(i) or Section 6 which are subject to Code Section 409A (as defined in Section 17) but are not made by March 15 of the year immediately following the Date of Termination, may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount ($225,000 in 2007) that may be taken into account pursuant to Section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year in which the Executive has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the Date of Termination or the date of death of the Executive; or

(ii) all payments specified in Section 4(d)(ii) or Section 4(d)(iii) which are subject to Code Section 409A (as defined in Section 17) but are not made by March 15 of the year immediately following the Date of Termination, may not be made before the earlier of the date which is six (6) months after the Date of Termination or the date of death of the Executive.

Furthermore, any payments pursuant to this Section 4 or Section 6 shall be postponed until six (6) months following the end of the consulting period so long as the Executive continues to work on a consulting basis for the Company following termination and such consulting requires the Executive to work more than 20% of his average hours worked during the 36 months preceding his termination. Any payments that were scheduled to be paid during the six (6) month period following the Executive’s Date of Termination, but which were delayed pursuant to this Section 4(f), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Executive’s Date of Termination (or, if earlier, the date of Executive’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Executive’s Date of Termination, shall continue to be paid in accordance to their predetermined schedule.

5. Post Termination Obligations.

(a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) General Restrictions on Use of Proprietary Information. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement, (ii) after termination of his employment as specifically authorized in writing by the Board and (iii) pursuant to a subpoena; provided, however, that prior to responding to any subpoena, the Executive shall give notice to the Company and an opportunity for the Company to object to such subpoena.

(c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 5(b), and in consideration of this Agreement, Executive agrees that for a period of two years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive’s termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company.

(d) Contacts with the Press. Following termination, the Executive will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s Public Relations Department.

(e) Remedies. Nothing in this Section 5 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

6. Severance Payments; Requirement of Mitigation; Release.

(a) Severance Payments. The Company and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive’s actual damages in the case of termination at will by the Company pursuant to Section 4(d)(i). Therefore, in the event of such a termination and notwithstanding any other provision of this Agreement, in exchange for and in consideration of Executive’s execution and non-revocation of a General Release (“Release”) in a form substantially equivalent to the attached Exhibit, which may be amended by the Company, from time to time, to conform to applicable law, and subject to the mitigation provisions of Section 6(b), the Executive shall be entitled to severance payments made up of the following components:

(i) Salary Component.

Payment, promptly after termination and in any event within 30 days after the Date of Termination, of a lump sum amount equal to salary, at a monthly rate equal to the highest monthly base salary rate in effect during the twelve month period preceding the termination of employment times twenty-four (24) months; provided that if the Company had previously notified the Executive in accordance with Section 1(b) that the automatic extension had ceased, the highest monthly base salary set forth above shall be multiplied by the number of months remaining until the Term Date as if the termination had occurred or, if shorter, the number of months remaining until the first month immediately following the Executive’s 65th birthday (the “Severance Payment Period”).

(ii) AIP and EIC Plan Components.

(A) Payment, promptly after termination and in any event within 30 days after the Date of Termination, of a lump sum amount equal to 75% of his Average Annual Bonus, prorated to the Date of Termination.

(B) In addition, payment, promptly after termination, of a lump sum amount equal to 75% of the Executive’s Average Annual Bonus times the number of months remaining in the Severance Payment Period divided by twelve (12).

provided, however, that if the Executive meets retirement eligibility on the Date of Termination and thus is eligible to receive a retirement bonus in accordance with the terms of the Company’s AIP Plan, EIC Plan or any other plan adopted by the Company, the Company may determine, in its sole discretion, to either pay such retirement bonus or pay the amount calculated in accordance with Section 6(a)(ii)(A), but it shall not be obligated to pay both.

(iii) Medical/Dental Plans Component.

(A) During the Severance Payment Period, the Company shall:

(1) if the Executive participated in a company self-insured medical plan (which does not satisfy the requirements of Section 105(h)(2)) immediately prior to the Date of Termination, pay to the Executive or cause to have paid on the Executive’s behalf the sum of (x) the Company’s portion of the premium payable under the Company’s group health plans for providing health benefits (i.e., medical, dental and vision benefits) to the Executive and to those family members covered through Executive under the Company’s group health plans at the time of the commencement of the Separation Period, such coverage to be provided under the group health plans in which Executive and his covered family members are participating at the time of the commencement of the Separation Period or elect in accordance with the Company’s applicable established procedures (reduced by any amounts which Executive is required to pay for such health benefit coverage as described in further detail below), and (y) an additional amount (the “Gross-Up Amount”) intended to compensate Executive for any additional taxes, if any, for which Executive may become liable as a result of the provision of the benefits described in (x) so that Executive’s after-tax income is not decreased as a result of receiving the benefits described in (x), with such Gross-Up Amount being calculated in accordance with the Company’s reasonable usual and customary procedures for determining tax gross-up payments, as such procedures may change from time to time. If the Severance Payment Period exceeds twelve (12) months, the Company shall pay or cause to have paid all amounts due under this Section 6(a)(iii)(A) in annual installments, with the first installment due or credited within 30 days after the Date of Termination and subsequent installments being made or credited on the anniversary thereof; provided, however, that subsequent installments may be reduced or eliminated to the extent that Executive becomes eligible for other health coverage through a subsequent employer. If the Severance Payment Period is equal to or less than twelve (12) months, the Company shall pay or cause to have paid all amounts due or credited under this Section 6(a)(iii)(A) in one lump sum cash payment within 30 days after the Date of Termination; or

(2) if paragraph (1) above is not applicable (because the Executive participated in a health benefit program to which Section 105(h) is not applicable, such as the Company’s HMO immediately prior to the Date of Termination), continue benefits under such health plan on the same basis as an employee of the Company.

The purpose of providing the benefits pursuant to this Section 6(a)(iii)(A) shall be to provide the Executive and/or the Executive’s covered family members with continued health benefits at least equal to those which would have been provided to them in accordance with the Company’s health plans, programs, practices and policies if the Executive’s employment had not been terminated (with such contributions by the Executive as would have been required had the Executive’s employment not been terminated).The Executive shall not participate in any other Company sponsored welfare benefit plans after the termination of employment.

(B) In addition, if at the end of the Severance Payment Period the Executive will be age 55 or older and at least 10 years will have passed since the beginning of the Executive’s last period of employment with the Company, continuation of the right to participate in Medical and/or Dental Plans as and if offered to former employees whose employment terminated at or after age 55 with ten or more years of service on the same terms and conditions as for such former employees including premium contributions from the Executive as in effect from time to time. Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to Section 6(a)(iii)(A) and shall continue until the Executive attains age 65; thereafter the Executive may participate in the Company’s Retiree Health Plan as and if it may exist from time to time in the future, if he would be eligible to participate pursuant to the terms of that Plan.

(iv) SERP Component. Continuation of benefit credits and service accruals under the SERP during the Severance Payment Period, if, at the end of that period and taking into account such service accruals the Executive will be age 55 or older and will be credited with ten or more years of service under the SERP. During this period, benefit credits shall be based on the compensation required to be paid under (i) and (ii)(A) and (B), above, without regard to any adjustment made pursuant to paragraph 6(b) below.

(v) LTC Program Component. The terms of the award and the plan pursuant to which any LTC Program award was granted will govern the vesting and/or forfeiture of awards upon a termination at will by the Company or the Executive.

(vi) Automobile Component. The Executive shall be entitled to purchase the Company-leased automobile, if any, being used by the Executive prior to termination at the “buyout amount” specified by the vehicle’s lessor.

The parties acknowledge that the amounts and benefits provided in (i) through (vi) above constitute a reasonable estimate of and compensation for any damages the Executive may suffer as the result of his termination of employment under this Agreement.

If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.

(b) Coordination of Benefits. The Executive’s medical and dental benefit coverage under Section 6(a)(iii)(A) and/or (B) shall be secondary to medical and/or dental coverage provided to the Executive by a subsequent employer and the Executive will make every good faith effort to participate in any such coverage. For any period during which the Executive does not make such a good faith effort the Executive’s medical and dental plan coverage under Section 6(a)(iii)(A) and/or (B) shall be completely suspended. If medical and dental benefit coverage ceases to be provided by the subsequent employer, Executive may have his Section 6(a)(iii)(A) and/or (B) coverage from the Company become his primary coverage again. The Severance Payment Period shall not be subtracted from the period of months for which the Executive is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985.

(c) Lack of Participation in Qualified Plans. Upon termination of employment the Executive shall cease to participate in any qualified benefit plan maintained by the Company, such as the Pension Plan and the 401(k) Plan, and the Executive shall also cease to participate in any welfare benefit plan maintained by the Company, except as otherwise provided in Section 6(a)(iii) above or under the terms of such plan. No employee or employer contributions will be made to any qualified benefit plan based on any bonus paid after the termination of the Executive’s employment.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Notices. All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.

If to the Executive:

To the residence address for the Executive last shown on the Company’s payroll records.

If to the Company:

The Clorox Company

1221 Broadway

Oakland, California 94612

Attention: General Counsel

Fax: [                            ]

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

9. Entire Agreement. Together with the Amended and Restated Change in Control Agreement, between the Executive and the Company, the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and said Change in Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Change in Control Agreement and this Agreement supersede any prior agreements, written or oral, between the Company and the Executive concerning the terms of his employment.

10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

13. Executive Acknowledgment. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

14. Arbitration. Any controversy between the Executive, his heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California if the Executive’s current or most recent location of employment with the

Company is or was located in Alameda or Contra Costa County, California. If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive’s last location of employment with the Company that has an office of the American Arbitration Association. The arbitrator shall, to the extent that the Executive prevails in the arbitration, award attorney’s fees to the Executive.

15. Representation. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

16. Withholdings. The Company may withhold from any amounts payable pursuant to this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code, and any related regulations or other effective guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

18. Inconsistency. In the event of any inconsistency between (a) this Agreement and (b) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control unless such other agreement provides explicitly to the contrary.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

The parties have duly executed this Agreement as of the date that first appears at the beginning of this Agreement.

THE CLOROX COMPANY
The Company

By:
[ ]	(Executive)
It’s [ ]

EXHIBIT

GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and                                      (hereinafter referred to as “Executive”). Employer and Executive agree as follows:

1. Executive’s regular employment with Employer will terminate as of                     , 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive’s acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Section 6 of the Amended and Restated Employment Agreement between the Executive and the Employer (the “Employment Agreement”), a copy of which is attached as the first Exhibit to this General Release. A complete description of those benefits is attached as the second Exhibit to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive’s heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except claims for vested benefits, if any. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action.

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive’s employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the Employment Agreement, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Employment Agreement.

7. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

8. This Release, the Employment Agreement and the plans of The Clorox Company referred to in the Employment Agreement set forth the entire agreement between Executive and the Employer. This Release and the Employment Agreement are not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents of plans referred to in the Employment Agreement may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

Executive

Dated:

THE CLOROX COMPANY

By: __________________

Dated:

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